Exhibit 4.2

DESCRIPTION OF SECURITIES

The following is a brief description of the common stock, par value $0.0001 per share (the “Common Stock”), of TEN Holdings, Inc. (the “Company,” “we,” “us,” or “our”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certain provisions in our articles of incorporation (the “Articles”) and bylaws (the “Bylaws”) as currently in effect. This description is only a summary, and is qualified in its entirety by our Articles and Bylaws, copies of which have been filed as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part, as well as to the applicable provisions of the Nevada Revised Statutes (the “NRS”). We encourage you to read our Articles, Bylaws and the applicable portions of the NRS carefully. Capitalized terms used but not defined herein or in the Annual Report on Form 10-K shall have the meanings ascribed to them in the Articles or Bylaws, as applicable.

Our Articles authorize the issuance of 250,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). We do not currently have any shares of Preferred Stock issued and outstanding. The Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “XHLD.”

Common Stock

Voting Rights

Holders of Common Stock are entitled to one (1) vote per share in voting or consenting to the election of directors and for all other corporate purposes for which they are entitled to vote. Holders of our Common Stock are not entitled to cumulative voting for the election of directors or on any other matter.

Dividends and Distributions

Subject to the express terms of any outstanding Preferred Stock, dividends may be paid on our Common Stock from funds of the Company legally available therefor, upon the terms, and subject to such limitations, as our board of directors (the “Board”) may determine. The declaration of any future cash dividends is at the discretion of the Board and depends upon our operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions, and any other factors deemed appropriate by the Board.

Rights upon Liquidation

Subject to the express terms of any then-outstanding Preferred Stock, in the event of a liquidation of the Company, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock.

Other Rights

Our Articles and Bylaws do not provide for any preemptive or subscription rights with respect to our Common Stock, and there are no redemption or sinking fund provisions applicable to our Common Stock. All the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our Articles expressly authorize the Board, by filing a certificate pursuant to the NRS and subject to limitations prescribed by law or by resolution or resolutions of the Board, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of any Preferred Stock may negatively affect the holders of our Common Stock. These possible negative effects include diluting the voting power of shares of our Common Stock and affecting the market price of our Common Stock.

Anti-Takeover Effects of Various Provisions of the NRS, our Articles, and our Bylaws

Certain provisions of the NRS, our Articles, and our Bylaws could make it more difficult to acquire control of us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, may have the effect of discouraging takeover bids.

Transactions with Interested Stockholders. NRS 78.411 through 78.444, inclusive (the “Business Combination Statute”), prohibit a publicly traded Nevada corporation with 200 or more stockholders of record from engaging in “combination” transactions with an “interested stockholder” for a period of two (2) years following the date that the stockholder became an interested stockholder unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder or (ii) the combination is approved by the board of directors of the corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.

After the two-year period following the date that the stockholder became an interested stockholder, combinations are also prohibited unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder, (ii) the combination or the transaction is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (iii) the price and terms of the transaction meet the criteria set forth in the Business Combination Statute. The Business Combination Statute does not apply to any combination with an interested stockholder after the date four years after the person first became an interested stockholder.

The Business Combination Statute defines an “interested stockholder” as (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) any affiliate or associate of the corporation that, at any time within 2 years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation.

The Business Combination Statute defines a “combination” to mean any of the following:

●	any merger or consolidation of the corporation or any subsidiary of the corporation with (i) the interested stockholder or (ii) any other entity, whether or not itself an interested stockholder of the corporation, which is, or after the merger or consolidation would be, an affiliate or associate of the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with the interested stockholder or any affiliate or associate of the interested stockholder, of assets of the corporation or any subsidiary of the corporation (i) having an aggregate market value equal to more than 5% of the aggregate market value of all the assets of the corporation, (ii) having an aggregate market value equal to more than 5% of the aggregate market value of the outstanding voting shares of the corporation or (iii) representing more than 10% of the earning power or net income of the corporation;

●	subject to certain exceptions, the issuance or transfer by the corporation or any subsidiary of the corporation, in one transaction or a series of transactions, of any shares of the corporation or any subsidiary of the corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all outstanding voting shares of the corporation to the interested stockholder or any affiliate or associate of the interested stockholder;

●	the adoption of any plan or proposal for the liquidation or dissolution of the corporation under any agreement, arrangement or understanding with the interested stockholder or any affiliate or associate of the interested stockholder;

●	subject to certain exceptions, any (i) reclassification of securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares, (ii) recapitalization, (iii) merger or consolidation with any subsidiary of the corporation, or (iv) other transaction involving the corporation, under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

●	the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, directly or indirectly, except proportionately as a stockholder of the corporation, of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

We have not opted out of the Business Combination Statute in our Articles, so the law may have an anti-takeover effect for transactions not approved in advance by the Board, including discouraging takeover bids that might result in a premium over the market price for the shares of our Common Stock.

Control Share Acquisitions. NRS 78.378 through 78.3793, inclusive (the “Control Share Statute”), limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of a “controlling interest” in an “issuing corporation” unless the articles of incorporation or bylaws of the issuing corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply to the issuing corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. The Control Share Statute defines an “issuing corporation” as a Nevada corporation that (i) has 200 or more stockholders of record, at least 100 of which have addresses in Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding the relevant date, and (ii) conducts business in Nevada directly or through an affiliate. An acquiring person and those acting in association with such person may, under certain circumstances, be prohibited from voting such person’s shares if the acquiring person and those acting in association with such person acquire a “controlling interest” in the issuing corporation. A “controlling interest” is defined under the Control Share Statute to mean ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all the voting power of the issuing corporation in the election of directors. The shares acquired in such an acquisition and those acquired within ninety days prior to triggering the Control Share Statute have only such voting rights as are conferred by a resolution of the stockholders of the issuing corporation, approved at a special or annual meeting of the stockholders. Such resolution of the stockholders granting voting rights to the shares acquired by an acquiring person and those acting in association with such person must be approved by (i) holders of a majority of the voting power of the issuing corporation and (ii) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected. Shares held by a person who directly or indirectly exercises voting rights in the shares of an issuing corporation and who is (i) the acquiring person or anyone acting in association with such person, (ii) an officer or a director of the issuing corporation, or (iii) an employee of the issuing corporation are excluded from such votes.

If an issuing corporation’s articles of incorporation or bylaws in effect by the tenth day following the acquisition so provide, the voting securities acquired may be redeemed, at the average price paid for the shares, by an issuing corporation if (i) the acquiring person has not given a timely information statement to the issuing corporation or (ii) the shares are not granted full voting rights by stockholders. Unless otherwise provided in the articles of incorporation or the bylaws of the issuing corporation in effect on the 10th day following the acquisition, if an acquiring person obtains a majority voting interest and the security holders accord voting rights to such acquiring person, a stockholder who did not vote in favor of the voting rights may have rights as a dissenter to demand payment of the fair value of such stockholder’s shares.

To the extent the Control Share Statute applies, we may opt out of the Control Share Statute by amending our Bylaws either before or within ten days after a relevant acquisition, but we have not, to date, done so for any acquisition.

Resistance to a Change or Potential Change in Control. The NRS provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies.

Removal of Directors. NRS 78.335 provides that, subject to certain exceptions, a director may be removed as a director only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock of the corporation entitled to vote.

Issuance of Preferred Stock. Our Articles permit the Board to issue, without approval from our stockholders, a total of 1,000,000 shares of Preferred Stock, none of which are currently outstanding. The Board can determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to, or imposed upon, the shares of Preferred Stock and can fix the number of shares constituting any series and the designation of such series. It is possible that the Board, in determining the rights, preferences and privileges to be granted when the Preferred Stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control.

Supermajority Requirements for Amendments of our Articles and Bylaws. The affirmative vote of holders of at least two-thirds of the voting power of the capital stock entitled to vote are required to amend or repeal certain provisions of our Articles, including Article VI (on election of directors), Article VII (on director’s breach of fiduciary duty and liability to the Company), Article VIII (on indemnification for the Company’s directors and officers), Article IX (on amendments of the Bylaws), Article X (on amendments of the Articles), Article XI (on written consents of stockholders), Article XII (on special meetings of stockholders), Article XIII (on the forum for certain legal actions) and Article XIV (on restrictions on the amendments of the Articles).

The affirmative vote of holders of at least two-thirds of the voting power of the capital stock entitled to vote are required to amend or repeal our Bylaws, although our Bylaws may be amended by the unanimous written consent of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Advance notice must be given for stockholders seeking to bring business before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders. The Bylaws specify certain requirements regarding the form and content of a notice. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Stockholder Action; Special Meetings of Stockholders. Special meetings of our stockholders may be called only by the Board or by any officer instructed by the Board to call the meeting, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Choice of Forum. The Articles provide that, to the fullest extent permitted by law, the Supreme Court of the State of Nevada will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim arising pursuant to the NRS, our Articles or our Bylaws; or any action asserting a claim governed by the internal affairs doctrine.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits. We interpret the forum selection clauses in the Articles to be limited to specified actions and not to apply to actions arising under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”). Section 27 of the Exchange Act provides that, United States federal courts shall have jurisdiction over all suits and any action brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act provides that, United States federal and state courts shall have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.